Exhibit 23(j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated February 28, 2008 on the financial statements and financial highlights of the MMA Praxis Mutual Funds, in Post-Effective Amendment Number 25 to the Registration Statement (Form N-1A, No. 033-69724), included in the Annual Report to Shareholders for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Cincinnati, Ohio
April 28, 2008